Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-198644 of our report dated July 16, 2014 (October 8, 2014, as to the effects of the reverse stock split described in Notes 1 and 22), relating to the consolidated financial statements of PRA Health Sciences, Inc. (formerly PRA Global Holdings, Inc.) and subsidiaries as of December 31, 2013 and for the period from September 23, 2013 to December 31, 2013, and the consolidated financial statements of PRA Holdings, Inc. and subsidiaries (the “Predecessor”) for the period from January 1, 2013 to September 22, 2013 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the acquisition of the Predecessor on September 23, 2013), appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

October 29, 2014